As filed with the Securities and Exchange Commission on February 1, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Oracle Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	54-2185193 (I.R.S. Employer Identification No.)

500 Oracle Parkway
Redwood City, California 94065
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan
Oracle Corporation Amended and Restated 1993 Directors’ Stock Plan
Oracle Corporation 1991 Long-Term Incentive Plan, as amended
Oracle Corporation Employee Stock Purchase Plan (1992), as amended and restated
ProfitLogic, Inc. Second Amended and Restated 1999 Stock Incentive Plan, as amended
Peoplesoft, Inc. Amended and Restated 1989 Stock Plan
Peoplesoft, Inc. 2001 Stock Plan
Peoplesoft, Inc. 2000 Nonstatutory Stock Option Plan
Peoplesoft, Inc. 1992 Directors’ Stock Option Plan
Peoplesoft, Inc. 2003 Directors Stock Plan
Intrepid Systems, Inc. 1992 Stock Option Plan
J.D. Edwards & Company 1992 Incentive Stock Option Plan
J.D. Edwards & Company 1992 Nonqualified Stock Option Plan
J.D. Edwards & Company 1997 Equity Incentive Plan
J.D. Edwards & Company 2003 Equity Incentive Plan
Red Pepper Software Company 1993 Stock Option Plan
Skillsvillage 1999 Stock Plan
Teamscape Corporation 1998 Stock Plan
Trimark Technologies, Inc. 1993 Stock Option Plan
The Vantive Corporation Amended And Restated 1991 Stock Option Plan
The Vantive Corporation 1997 Nonstatutory Stock Option Plan
Oracle Corporation 1993 Deferred Compensation Plan
Oracle Corporation 401(k) Savings and Investment Plan
(Full Title of the Plan)

Daniel Cooperman
Senior Vice President, General Counsel & Secretary
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
(650) 506-7000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
copies to:
William Aaronson, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Telephone: (650) 752-2000

CALCULATION OF REGISTRATION FEE

	Proposed Maximum		Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount Of
To Be Registered	Registered (1)(2)(3)	Per Share	Price	Registration Fee
Common Stock, par value $0.01 per share (1)	511,431,690	$12.46(4)	$6,372,438,857	$681,851
	463,157,362	$12.14(5)	$5,622,730,375	$601,632

Deferred Compensation Obligations(6)	$140,000,000	100%	$140,000,000(6)	$14,980
TOTAL				$1,298,463

(1) This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 974,589,052 shares of the common stock of Oracle Corporation (the “Registrant”), par value $0.01 (the “Common Stock”), of which 594,624,624 shares are issuable pursuant to the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan; 6,807,932 shares are issuable pursuant to the Oracle Corporation Amended and Restated 1993 Directors’ Stock Plan; 206,708,982 shares are issuable pursuant to options outstanding under the Oracle Corporation 1991 Long-Term Incentive Plan, as amended; 89,158,006 shares are issuable pursuant to the Oracle Corporation Employee Stock Purchase Plan (1992), as amended and restated; 47,289,508 shares are issuable pursuant to outstanding options assumed in connection with certain acquisitions; and 30,000,000 shares are issuable pursuant to the Oracle Corporation 401(k) Savings and Investment Plan (the “Savings Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan.
(2) Includes rights (“Rights”) issuable pursuant to the Stockholder Rights Plan dated December 3, 1990, as amended on January 24, 1994, March 31, 1998 and March 22, 1999.
(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Plans (as defined below) as a result of stock splits, stock dividends or similar transactions.
(4) Computed solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on January 27, 2006.
(5) Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of options outstanding.
(6) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Oracle Corporation 1993 Deferred Compensation Plan, as amended. The “proposed maximum offering price” of the obligations thereunder is estimated solely for the purpose of determining the registration fee.

EXPLANATORY NOTE
As a result of the consummation on January 31, 2006 of the transactions contemplated by the Agreement and Plan of Merger dated as of September 12, 2005 (the “Merger Agreement”), by and among Oracle Systems Corporation, formerly known as Oracle Corporation (“Oracle Systems”), Siebel Systems, Inc. (“Siebel Systems”), the Registrant (formerly known as Ozark Holding Inc.), Ozark Merger Sub Inc., and Sierra Merger Sub Inc., the Registrant assumed the obligations (including outstanding equity awards) under the plans set forth on the cover page hereto.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
1.	Oracle Systems’ Annual Report on Form 10-K/A for the fiscal year ended May 31, 2005, filed by Oracle Systems pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and filed by the Registrant as Annex D to Registrant’s registration statement on Form S-4 (Reg. No. 333-129139), as amended, filed on December 29, 2005.

2.	Oracle Systems’ Quarterly Report on Form 10-Q/A for the fiscal quarter ended August 31, 2005, filed by Oracle Systems with the Commission pursuant to Section 13 of the Exchange Act and filed by the Registrant with the Commission on December 29, 2005 as Annex E to Registrant’s registration statement on Form S-4 (Reg. No. 333-129139), as amended.

3.	Oracle Systems’ Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2005, filed by Oracle Systems with the Commission pursuant to Section 13 of the Exchange Act and filed by the Registrant with the Commission on January 18, 2006 as part of Registrant’s registration statement on Form S-4 (Reg. No. 333-129139), as amended, pursuant to Rule 424(b)(3).

4.	Oracle Systems’ Current Reports on Form 8-K filed with the Commission on June 27, 2005, August 8, 2005, August 30, 2005, September 9, 2005, September 12, 2005, September 15, 2005, October 13, 2005, November 3, 2005, November 9, 2005, November 14, 2005, January 11, 2006, January 17, 2006, January 20, 2006, and January 31, 2006, pursuant to Section 13 of the Exchange Act.

5.	The description of the Registrant’s Common Stock included in the Registrant’s registration statement on pages 101 through 102 of Form S-4, as amended (Reg. No. 333-129139), filed with the Commission on December 29, 2005, and the description of the Rights included in the registration statements of Oracle Systems on Form 8-A (as amended) filed on December 10, 1990, January 24, 1994, March 31, 1998 and March 22, 1999, including any amendments or reports filed for the purpose of updating such descriptions.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Christopher Ing, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is a senior corporate counsel to the Registrant and holds Common Stock of and employee stock options to purchase Common Stock of the Registrant.
Item 6. Indemnification of Directors and Officers
     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation Law authorizing the further limitation or elimination of the liability of directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant’s request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors, officers and employees in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent it determines that such insurance is reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.
     The Registrant has entered into indemnification agreements with its directors and officers containing provisions which provide for the indemnification of such director or officer, as applicable, to the fullest extent permitted by Delaware law.
     The indemnification provisions in the Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7. Exemption From Registration Claimed
          Not Applicable.
Item 8. Exhibits

Exhibit No.	Description

4.1	Amended and Restated Preferred Shares Rights Agreement, dated March 31, 1998 (incorporated by reference to Oracle Systems’ Form 8-A/A filed on March 31, 1998)
4.2	Amendment Number One to the Amended and Restated Preferred Shares Rights Agreement, dated March 22, 1999 (incorporated by reference to Oracle Systems’ Form 8-A/A filed on March 22, 1999)
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on Signature page hereto)
In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the undersigned registrant hereby undertakes that it will submit or has submitted the Savings Plan and any amendment thereto to the Internal Revenue Service (“IRS”) and has made or will make all changes required by the IRS in order to qualify the Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9. Undertakings
          The undersigned Registrant hereby undertakes:
          (1) to file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:
          (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;
          (iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 31st day of January, 2006.

ORACLE CORPORATION
By:	/s/ Daniel Cooperman
	Name:	/s/ Daniel Cooperman
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Safra A. Catz, Jennifer L. Minton and Daniel Cooperman, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence J. Ellison Lawrence J. Ellison	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2006

/s/ Safra A. Catz Safra A. Catz	President and Chief Financial Officer and Director (Principal Financial Officer)	January 31, 2006

/s/ Jennifer L. Minton Jennifer L. Minton	Senior Vice President, Finance and Operations and Chief Accounting Officer (Principal Accounting Officer)	January 31, 2006

/s/ Jeffrey O. Henley Jeffrey O. Henley	Chairman of the Board of Directors	January 31, 2006

/s/ Jeffrey Berg Jeffrey Berg	Director	January 31, 2006

Signature	Title	Date

/s/ H. Raymond Bingham H. Raymond Bingham	Director	January 31, 2006

/s/ Michael J. Boskin Michael J. Boskin	Director	January 31, 2006

/s/ Hector Garcia-Molina Hector Garcia-Molina	Director	January 31, 2006

/s/ Joseph A. Grundfest Joseph A. Grundfest	Director	January 31, 2006

/s/ Jack F. Kemp Jack F. Kemp	Director	January 31, 2006

/s/ Donald L. Lucas Donald L. Lucas	Director	January 31, 2006

Charles E. Phillips, Jr.	Director

/s/ Naomi O. Seligman Naomi O. Seligman	Director	January 31, 2006

Exhibit Index

Exhibit No.	Description

4.1	Amended and Restated Preferred Shares Rights Agreement, dated March 31, 1998 (incorporated by reference to Oracle Systems’ Form 8-A/A filed on March 31, 1998)
4.2	Amendment Number One to the Amended and Restated Preferred Shares Rights Agreement, dated March 22, 1999 (incorporated by reference to Oracle Systems’ Form 8-A/A filed on March 22, 1999)
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on Signature page hereto)